  Exhibit 10.5

NOVUSTERRA INC

This Carbon Purchase and Sale Agreement (the “Agreement”) is made as of this 24th day of April 2021, by and between Novusterra Inc., a Florida corporation (“the “Company”), and American Resources Corporation (“ARC”) a Carbon making company, which are made party hereto (ARC and the Company, the “Parties” and each a “Party”) pursuant a joint venture agreement the parties signed on 31st day of March 2021 for the Company to make Graphene using Carbon as the major raw material using technology and patented rights ARC has acquired from a third party.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company hereto agree to buy, and ARC agree to sell Carbon to the Company at a 5% discount to the last published Platts High Vol A Hard Coking Coal FOB US East Coast index price based on the time of such purchase to be used as such raw material for Graphene production.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates set forth below.

/s/ I Andrew Weeraratne	/s/ Mark Jensen
Andrew Weeraratne	Mark Jensen
Chief Executive Officer	Chief Executive Officer
Novusterra Inc.	American Resources Corp
7135 Collins Ave N. 624	12115 Visionary Way
Miami Beach Fl 33141	Fishers, IN 46038